Exhibit 99.1
FOR IMMEDIATE RELEASE
DOBSON COMMUNICATIONS COMPLETES 2005 ON IMPROVED OPERATING NOTE
Fourth Quarter Operating Income Increases 28.1 Percent to $45.8 Million
OKLAHOMA CITY, February 22, 2006 (PRIMEZONE) — Dobson Communications Corporation (Nasdaq: DCEL) today reported a net loss applicable to common shareholders of $27.3 million, or $0.16 per share, for the fourth quarter ended December 31, 2005. (See Table 1.) The net loss applicable to common shareholders included a $21.7 million loss from extinguishment of debt, a $4.5 million loss on redemption and repurchases of mandatorily redeemable preferred stock, and an income tax benefit of $16.2 million.
     For the fourth quarter of 2004, Dobson reported a net loss applicable to common shareholders of $13.9 million, or $0.10 per share. The 2004 fourth quarter net loss applicable to common shareholders included a $34.7 million gain from extinguishment of debt and income tax expense of $16.8 million.
     Fourth quarter 2005 results were an improvement over those for the same period last year, absent the 2004 gain on extinguishment of debt and the 2005 losses on extinguishment of debt and mandatorily redeemable preferred stock.
     Total revenue was $294.2 million for the fourth quarter of 2005, an increase of 11.1 percent over total revenue of $264.9 million for the same period last year.
     Fourth quarter 2005 roaming revenue of $63.4 million was 19.1 percent higher than roaming revenue of $53.3 million for the fourth quarter of 2004. Roaming revenue accounted for 21.5 percent of total revenue for the fourth quarter of 2005, compared with 20.1 percent of revenue in the same period of the prior year.
     Dobson reported EBITDA of $95.7 million for the fourth quarter of 2005, an increase of 9.9 percent over EBITDA of $87.0 million for the fourth quarter of 2004. Please see Table 3 for the reconciliation of EBITDA to GAAP measures. Full-year 2005 EBITDA for the Company was $414.6 million, at the top of its range of guidance.
     Operating income for the fourth quarter of 2005 was $45.8 million, an increase of 28.1 percent over operating income of $35.8 million for the fourth quarter of 2004.
     Dobson’s 2005 quarterly results reflect the acquisition of the wireless assets of RFB Cellular, Inc. in late December 2004 and Pennsylvania 4 Rural Service Area in September 2005. Their combined impact in the fourth quarter of 2005 was a $1.5 million operating loss.
Operating Trends
     Dobson reported that its total average service revenue per unit (ARPU) was $46.10 for the fourth quarter of 2005, compared with $42.17 for the fourth quarter of 2004. ARPU includes revenue from postpaid, prepaid and reseller customers, as well as ETC (Eligible Telecommunications Carrier) payments.
     Average customer usage per month was 642 minutes of use (MOUs) for the fourth quarter of 2005, compared with 509 MOUs for the fourth quarter of 2004.
     Roaming MOUs on the Dobson network were 584 million for the fourth quarter of 2005,

an increase of 46 percent on a “same-store” basis over the fourth quarter of 2004. GSM roaming accounted for approximately 91 percent of all roaming MOUs in the fourth quarter.
     Dobson reported approximately 122,600 total gross subscriber additions for the fourth quarter of 2005, postpaid customer churn of 2.62 percent, and a net subscriber reduction of 22,500. For the fourth quarter of 2004, the Company reported approximately 112,300 gross additions, postpaid churn of 2.35 percent, and a net subscriber reduction of 25,600.
     The Company had approximately 1,543,400 subscribers as of December 31, 2005, with approximately 1,040,300 of these customers, or 67.4 percent, on GSM calling plans. During the fourth quarter of 2005, approximately 84,200 of the Company’s TDMA subscribers migrated to GSM calling plans.
     Capital expenditures were approximately $32.6 million in the fourth quarter of 2005, bringing the Company’s total 2005 capital expenditures to $145.9 million. The Company built 64 cell sites during the fourth quarter of 2005, bringing its total cell sites built for the year to 202.
     Dobson ended 2005 with $196.5 million in cash and cash equivalents, $4.5 million in restricted investments; $2.5 billion in long-term debt; and $168.5 million in preferred stock. (See Table 2.) In January 2006 the Company announced that it had called for redemption all its outstanding shares of 12 1/4% and 13% Senior Exchangeable Preferred Stock. The redemption date is March 1, 2006. As of December 31, 2005, the outstanding liquidation preference of the 12 1/4% Senior Exchangeable Preferred Stock was $5 million, and the outstanding liquidation preference of the 13% Senior Exchangeable Preferred Stock was $28 million. The outstanding liquidation preferences for the Preferred Stock do not reflect accrued dividends and redemption premiums.
Outlook for 2006
     Dobson expects that its 2006 operating results will be highlighted by increased gross subscriber additions and continued improvement in customer churn. These anticipated trends, along with higher ARPU and improved operating efficiencies, are expected to produce continued growth in EBITDA and free cash flow for the year.
     The Company anticipates that 2006 total revenue will grow in a range of 3 percent to 4 percent over 2005 total revenue.
     ARPU is expected to be approximately $48.50 to $49.50 for the year, compared with ARPU of $45.26 for 2005. Higher ARPU is expected to result from three factors. ETC funding is expected to increase to approximately $53 million in 2006, compared with $20 million in 2005. The Company also expects continued growth in data revenue and favorable impacts from the continuing transition of its subscriber base to higher-ARPU GSM calling plans.
     Dobson expects flat to minimal growth in roaming revenue in 2006, compared to the prior year.
     The Company anticipates that “other revenue” will decline in 2006, primarily reflecting the effect in 2005 of approximately $4 million in pre-2005 settlement payments by AT&T Wireless, recognizing the settlement of claims for prior periods.

     Dobson has incorporated into its 2006 guidance approximately $7 million to $8 million in costs related to the expensing of stock options, consistent with SFAS No. 123(R). The new rule was required to be adopted January 1, 2006, and thus does not apply to 2005 results.
     In terms of its subscriber base, in 2006 Dobson expects to increase gross subscriber additions by 10 percent to 12 percent compared with 2005, and to continue reducing churn. On a net basis, the Company expects to see a slight reduction in subscribers in the first half of 2006 and positive net additions in the second half of 2006, producing between 10,000 and 20,000 net subscriber additions as a whole for the year.
     The Company expects to report 2006 EBITDA in a range of $435 million to $445 million.
     Dobson has budgeted approximately $155 million for expected 2006 capital expenditures.
     After interest, dividends and changes in working capital, Dobson expects to report free cash flow in a range of $40 million to $50 million for 2006.
Fourth Quarter 2005 Conference Call
     On Thursday, February 23, 2006, Dobson plans to conduct its fourth quarter earnings conference call beginning at 9:00 a.m. CT (10:00 a.m. ET).
     Along with a discussion of fourth quarter 2005 results, management plans to discuss its expectations for 2006 and beyond.
     Investors may listen by phone or via web-cast on Dobson’s web site at www.dobson.net. Those interested may access the call by dialing:

Conference call	(866) 558-6901
Pass code	8098184

A call replay will be available later for two weeks via Dobson’s web site or by phone.

Replay number	(888) 203-1112
Pass code	8098184
     For further analysis of fourth quarter results, please see the Company’s annual report on Form 10-K, which is planned to be filed on or before March 16, 2006.
     Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information, please visit its web site at www.dobson.net.
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition or other factors that inhibit the growth of its subscriber base; shortages of key network equipment and/or handsets; restrictions on the Company’s ability to finance its growth; accelerated migrations to GSM by the Company’s customers, which would increase equipment costs; changes in the Company’s roaming agreements that could affect revenue and/or earnings expectations; technology changes; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications, Oklahoma City
J. Warren Henry
(405) 529-8820

Table 1
Dobson Communications Corporation
Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	($ in thousands except per share data)
Operating Revenue
Service revenue	$215,008	$201,882	$858,385	$771,610
Roaming revenue	63,398	53,252	258,407	208,154
Equipment and other revenue	15,813	9,794	62,670	43,718

Total	294,219	264,928	1,179,462	1,023,482

Operating Expenses (excluding depreciation & amortization)
Cost of service (exclusive of depreciation & amortization shown separately below)	77,380	69,851	296,594	255,308
Cost of equipment	33,334	27,321	130,111	108,968
Marketing and selling	35,769	32,927	141,253	128,691
General and administrative	52,052	47,800	196,896	179,525

Total	198,535	177,899	764,854	672,492

EBITDA (1)	95,684	87,029	414,608	350,990
Depreciation and amortization	(51,383)	(51,279)	(202,395)	(192,818)
Gain on disposition of operating assets	1,483	—	3,854	—

Operating income	45,784	35,750	216,067	158,172
Interest expense	(58,545)	(58,182)	(243,002)	(219,658)
(Loss) gain on redemption and repurchases of mandatorily redeemable preferred stock	(4,457)	—	(70,840)	6,478
Dividends on mandatorily redeemable preferred stock	(1,161)	(6,877)	(22,552)	(32,075)
Other income, net	1,966	891	4,577	3,121
(Loss) gain from extinguishment of debt	(21,698)	34,662	(21,698)	40,401
Minority interests in income of subsidiaries	(2,932)	(1,352)	(9,755)	(4,867)

(Loss) gain before income taxes	(41,043)	4,892	(147,203)	(48,428)
Income tax benefit (expense)	16,150	(16,775)	25,593	(3,635)

Loss from continuing operations	(24,893)	(11,883)	(121,610)	(52,063)
Discontinued operations:
Income from discontinued operations, net of taxes (2)	—	—	—	443

Net loss	(24,893)	(11,883)	(121,610)	(51,620)
Dividends on preferred stock	(2,361)	(1,988)	(9,069)	(8,178)

Net loss applicable to common stockholders	$(27,254)	$(13,871)	$(130,679)	$(59,798)

Basic and diluted net loss applicable to common stockholders per common share	$(0.16)	$(0.10)	$(0.90)	$(0.45)

Basic and diluted weighted average common shares outstanding	169,066,959	133,847,952	145,960,251	133,784,752

(1)	EBITDA is defined as loss from continuing operations before gain on disposition of operating assets, depreciation and amortization, interest expense, (loss) gain on redemption and repurchases of mandatorily redeemable preferred stock, dividends on mandatorily redeemable preferred stock, other income, net, (loss) gain from extinguishment of debt, minority interests in income of subsidiaries and income tax benefit (expense). We believe that EBITDA provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity’s ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to net loss as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
(2) Operating results from income from discontinued operations:
Service revenue	$—	$—	$—	$2,383
Roaming revenue	—	—	—	1,067
Equipment and other revenue	—	—	—	106

Total operating revenue	—	—	—	3,556

Cost of service (exclusive of depreciation and amortization shown separately below)	—	—	—	824
Cost of equipment	—	—	—	235
Marketing and selling	—	—	—	605
General and administrative	—	—	—	529

Total operating expenses (excluding depreciation and amortization)	—	—	—	2,193

EBITDA	—	—	—	1,363

Depreciation and amortization	—	—	—	(647)
Interest expense and other	—	—	—	(2)
Income tax expense	—	—	—	(271)

Income from discontinued operations	$—	$—	$—	$443

Table 2
Dobson Communications Corporation
Selected Balance Sheet and Statistical Data

	December 31, 2005	December 31, 2004
	($ in millions)	($ in millions)
Balance Sheet Data:
Cash and cash equivalents (unrestricted) (1)	$196.5	$139.9
Restricted investments	$4.5	$10.4
Marketable securities	$—	$39.0

Total Debt:
DCC Senior Floating Rate Notes	$150.0	$—
DCC Senior Convertible Debentures	160.0	—
DCS 8.375% Senior Notes	250.0	250.0
DCS 9.875% Senior Notes	325.0	325.0
DCS Floating Rate Senior Notes	250.0	250.0
DCC 10.875% Senior Notes, net	—	297.7
DCC 8.875% Senior Notes	419.7	419.7
ACC 9.5% Senior Notes, net	14.8	13.7
ACC 10.0% Senior Notes	900.0	900.0

Total debt	$2,469.5	$2,456.1

Preferred Stock:
Senior Exchangeable Preferred Stock, 12.25%, net (2)	5.1	44.6
Senior Exchangeable Preferred Stock, 13.00%, net (3)	27.7	191.5
Series F Preferred Stock	135.7	122.5

Total preferred stock	$168.5	$358.6

	Year Ended December 31,
	2005	2004
	($ in millions)	($ in millions)
Capital Expenditures:	$145.9	$142.0

(1)	Includes $76.6 million and $41.5 million of cash and cash equivalents from American Cellular at December 31, 2005 and 2004, respectively.

(2)	Net of deferred financing costs of $(0.9) million at December 31, 2004, and a discount of $(0.1) million and $(0.7) million at December 31, 2005 and 2004, respectively.

(3)	Net of deferred financing costs of $(0.1) million and $(1.4) million at December 31, 2005 and 2004, respectively.

Table 3
Dobson Communications Corporation

For the Quarter Ended	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$215,008	$221,311	$215,984	$206,082	$201,882
Roaming revenue	63,398	80,430	61,149	53,430	53,252
Equipment and other revenue	15,813	14,078	20,533	12,246	9,794

Total	294,219	315,819	297,666	271,758	264,928

Operating Expenses
(excluding depreciation and amortization)
Cost of service	77,380	77,950	68,965	72,299	69,851
Cost of equipment	33,334	32,156	34,255	30,366	27,321
Marketing and selling	35,769	35,535	35,855	34,094	32,927
General and administrative	52,052	50,725	49,308	44,811	47,800

Total	198,535	196,366	188,383	181,570	177,899

EBITDA (1) (2)	$95,684	$119,453	$109,283	$90,188	$87,029

Pops	11,854,000	11,854,000	11,757,400	11,757,400	11,757,400

Post-paid
Gross Adds	80,400	84,800	87,600	77,400	69,500
Net Adds	(28,000)	(34,500)	(9,000)	(28,500)	(33,100)
Subscribers	1,364,700	1,392,700	1,426,600	1,435,600	1,464,100
Churn	2.6%	2.8%	2.3%	2.4%	2.3%
Average Service Revenue per Subscriber (ARPU)	$51.01	$51.10	$49.20	$46.36	$45.26

Pre-paid
Gross Adds	19,000	21,600	20,700	19,200	16,300
Net Adds	300	3,300	5,300	3,900	(400)
Subscribers	59,100	58,800	55,500	50,200	46,300

Reseller
Gross Adds	23,200	25,000	23,200	25,400	26,500
Net Adds	5,200	7,100	2,600	5,800	7,900
Subscribers	119,600	114,400	107,300	104,700	98,900

Total
Gross Adds	122,600	131,400	131,500	122,000	112,300
Net Adds	(22,500)	(24,100)	(1,100)	(18,800)	(25,600)
Subscribers	1,543,400	1,565,900	1,589,400	1,590,500	1,609,300
ARPU	$46.10	$46.77	$45.28	$42.94	$42.17
Penetration	13.0%	13.2%	13.5%	13.5%	13.7%

(1)	Includes $3.3 million, $2.7 million, $3.1 million, $2.3 million and $1.8 million of EBITDA for the quarters ended December 31, 2005, September 30, 2005, June 30, 2005, March 31, 2005 and December 31, 2004 respectively, related to minority interests.

(2)	A reconciliation of EBITDA to loss from continuing operations as determined in accordance with generally accepted accounting principles is as follows:

Loss from continuing operations	$(24,893)	$(63,431)	$(10,029)	$(23,257)	$(11,883)
Add back non-EBITDA items included in loss from continuing operations:
Depreciation and amortization	(51,383)	(49,102)	(50,340)	(51,570)	(51,279)
Gain on disposition of operating assets	1,483	1,432	939	—	—
Interest expense	(58,545)	(62,457)	(61,258)	(60,742)	(58,182)
Loss on redemption and repurchases of mandatorily redeemable preferred stock	(4,457)	(66,383)	—	—	—
Dividends on mandatorily redeemable preferred stock	(1,161)	(5,464)	(7,996)	(7,931)	(6,877)
Other income (expense), net	1,966	2,633	744	(766)	891
(Loss) gain from extinguishment of debt	(21,698)	—	—	—	34,662
Minority interests in income of subsidiaries	(2,932)	(2,347)	(2,646)	(1,830)	(1,352)
Income tax benefit (expense)	16,150	(1,196)	1,245	9,394	(16,775)

EBITDA	$95,684	$119,453	$109,283	$90,188	$87,029

Table 4
Dobson Cellular Systems

For the Quarter Ended	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$125,069	$128,599	$125,134	$119,524	$115,768
Roaming revenue	38,532	45,771	34,985	30,911	31,421
Equipment and other revenue	13,271	12,295	17,606	10,250	7,411

Total	176,872	186,665	177,725	160,685	154,600

Operating Expenses
(excluding depreciation and amortization)
Cost of service	48,312	48,376	43,374	43,978	43,193
Cost of equipment	20,102	18,708	21,486	18,708	16,754
Marketing and selling	20,770	20,531	20,961	19,721	18,967
General and administrative	30,684	30,137	27,838	25,279	25,980

Total	119,868	117,752	113,659	107,686	104,894

EBITDA (1) (2)	$57,004	$68,913	$64,066	$52,999	$49,706

Pops	6,687,500	6,687,500	6,687,500	6,687,500	6,687,500

Post-paid
Gross Adds	48,400	50,800	52,500	45,700	39,900
Net Adds	(13,000)	(15,700)	(900)	(12,900)	(17,200)
Subscribers	770,500	783,500	799,200	800,100	813,000
Churn	2.6%	2.8%	2.2%	2.4%	2.4%
Average Service Revenue per Subscriber (ARPU)	$52.66	$52.84	$50.93	$48.23	$47.26

Pre-paid
Gross Adds	13,000	14,600	14,200	13,300	11,100
Net Adds	—	1,700	3,300	2,000	(1,200)
Subscribers	39,900	39,900	38,200	34,900	32,900

Reseller
Gross Adds	11,100	11,400	11,100	11,500	11,700
Net Adds	3,000	3,800	1,100	2,000	1,800
Subscribers	63,300	60,300	56,500	55,400	53,400

Total
Gross Adds	72,500	76,800	77,800	70,500	62,700
Net Adds	(10,000)	(10,200)	3,500	(8,900)	(16,600)
Subscribers	873,700	883,700	893,900	890,400	899,300
ARPU	$47.44	$48.23	$46.75	$44.52	$43.78
Penetration	13.1%	13.2%	13.4%	13.3%	13.4%

(1)	Includes $3.3 million, $2.7 million, $3.1 million, $2.3 million and $1.8 million of EBITDA for the quarters ended December 31, 2005, September 30,2005, June 30, 2005, March 31, 2005 and December 31, 2004 respectively, related to minority interests.

(2)	A reconciliation of EBITDA to (loss) income from continuing operations as determined in accordance with generally accepted accounting principles is as follows:

(Loss) income from continuing operations	$(7,625)	$3,900	$(2,478)	$(8,956)	$(91,976)
Add back non-EBITDA items included in (loss) income from continuing operations:
Depreciation and amortization	(28,874)	(28,744)	(29,179)	(30,315)	(30,000)
Gain on disposition of operating assets	802	783	—	—	—
Interest expense	(38,559)	(38,198)	(37,433)	(37,025)	(35,222)
Other income, net	1,408	2,132	1,195	1,726	1,143
Loss from extinguishment of debt	—	—	—	—	(14,200)
Minority interests in income of subsidiaries	(2,932)	(2,347)	(2,646)	(1,830)	(1,352)
Income tax benefit (expense)	3,526	1,361	1,519	5,489	(62,051)

EBITDA	$57,004	$68,913	$64,066	$52,999	$49,706

Table 5
American Cellular Corporation

For the Quarter Ended	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$89,939	$92,712	$90,850	$86,558	$86,113
Roaming revenue	24,866	34,659	26,164	22,519	21,831
Equipment and other revenue	5,554	4,794	5,939	5,008	4,121

Total	120,359	132,165	122,953	114,085	112,065

Operating Expenses
(excluding depreciation and amortization)
Cost of service	30,366	30,872	26,890	29,619	26,838
Cost of equipment	13,232	13,448	12,769	11,658	10,567
Marketing and selling	14,999	15,004	14,894	14,373	13,960
General and administrative	23,077	22,296	23,178	21,241	23,373

Total	81,674	81,620	77,731	76,891	74,738

EBITDA (1)	$38,685	$50,545	$45,222	$37,194	$37,327

Pops	5,166,500	5,166,500	5,069,900	5,069,900	5,069,900

Post-paid
Gross Adds	32,000	34,000	35,100	31,700	29,600
Net Adds	(15,000)	(18,800)	(8,100)	(15,600)	(15,900)
Subscribers	594,200	609,200	627,400	635,500	651,100
Churn	2.6%	2.8%	2.3%	2.5%	2.3%
Average Service Revenue per Subscriber (ARPU)	$48.86	$48.89	$47.00	$44.02	$42.85

Pre-paid
Gross Adds	6,000	7,000	6,500	5,900	5,200
Net Adds	300	1,600	2,000	1,900	800
Subscribers	19,200	18,900	17,300	15,300	13,400

Reseller
Gross Adds	12,100	13,600	12,100	13,900	14,800
Net Adds	2,200	3,300	1,500	3,800	6,100
Subscribers	56,300	54,100	50,800	49,300	45,500

Total
Gross Adds	50,100	54,600	53,700	51,500	49,600
Net Adds	(12,500)	(13,900)	(4,600)	(9,900)	(9,000)
Subscribers	669,700	682,200	695,500	700,100	710,000
ARPU	$44.35	$44.88	$43.40	$40.92	$40.17
Penetration	13.0%	13.2%	13.7%	13.8%	14.0%

(1)	A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

Net (loss) income	$(4,434)	$4,555	$481	$(5,268)	$(7,457)
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	(22,509)	(20,358)	(21,161)	(21,255)	(21,279)
Gain on disposition of operating assets	681	649	939	—	—
Interest expense	(23,782)	(23,782)	(23,778)	(23,784)	(23,457)
Other expense, net	(227)	(400)	(446)	(652)	(471)
Income tax benefit (expense)	2,718	(2,099)	(295)	3,229	423

EBITDA	$38,685	$50,545	$45,222	$37,194	$37,327